SANSWIRE ENTERS INTO LETTER OF INTENT TO ACQUIRE GLOBAL TELESAT CORP. AND SECURES $1.5M COMMITMENT LETTER FROM SPACE FLORIDA

       Acquisition To Provide Integrated, Complete ISR and Communications Solution

KENNEDY SPACE CENTER, FL – April 12, 2011 (Marketwire) - Sanswire Corp. (OTCBB: SNSR), a developer of lighter-than-air unmanned aerial vehicles (“UAVs”) and related technologies, announced today that it has entered into a Letter of Intent (the “LOI”) to acquire 100% of the outstanding shares of capital stock of Global Telesat Corp. (“GTC”), a privately held U.S. based satellite tracking firm which, since its inception in 2003, has grossed over $27 million in revenues and has had a positive cash flow and net profit every year.  Additionally, the Company has received a financing commitment for up to $1.5 million from Space Florida, an independent special district of the State of Florida, created to foster the growth of the space industry in Florida.

 The LOI contemplates the acquisition of all of the outstanding capital stock of GTC, with GTC (and its assets, inventory, government and commercial contracts, customer lists and associated operations and equipment) becoming a wholly-owned subsidiary of the Company following the closing of the proposed transaction. The purchase price to be paid by the Company for GTC would be paid as follows: $500,000 in cash, 30,000,000 shares of the Company’s common stock, and an earn-out equal to 5% of the gross revenues related to certain satellite ground station construction rights held by GTC.  All existing GTC personnel will enter into employment agreements with the Company following completion of the deal. The sole shareholder of GTC would have the right to nominate two members of the Company’s Board of Directors, both of whom would be required to be “independent” under the rules and regulations of the Securities and Exchange Commission.  The GTC acquisition is subject to the execution of definitive agreements and will be contingent on a number of customary closing conditions, including the Company’s securing adequate financing of at least $2.0 million, completion of satisfactory due diligence and financial audits, and securing various required consents and approvals. Both the Sanswire and GTC Board of Directors have approved the transaction and the Company and GTC have begun the due diligence process and to draft and negotiate the definitive agreements.  The parties intend to use commercially reasonable efforts to close the transaction in the second quarter of 2011.

GTC designs, markets and provides satellite-based asset tracking hardware, airtime and related equipment primarily focused on providing customized tracking solutions and ground station construction services to the U.S. Department of Defense (“DoD”) and its prime contractors.  GTC, however, is increasingly looking to capitalize on the increasing world-wide commercial demand for satellite based tracking products and services and this would be a major focus of GTC following the proposed transaction.  GTC’s satellite tracking hardware and processing equipment (“Appliques”) are collocated throughout the world at ground station facilities owned and operated by Globalstar Inc. and their independent gateway partners, allowing Globalstar to use GTC’s assets to offer commercial tracking services to many of their subscribers around the world even in remote locations. GTC also operates its own satellite ground station facility and has in the past been awarded contracts to construct non-commercial satellite ground stations for DoD prime contractors.  GTC’s integrated Appliques communicate with the Globalstar satellite constellation and are able to both receive messages transmitted from various ground-based tracking equipment and to transmit those messages out to customers.  Industrial, commercial and government customers around the world are able to use GTC’s equipment and services for high value asset tracking and monitoring, intelligence, surveillance and reconnaissance (“ISR”) applications, drug enforcement, border monitoring, fleet vehicle diagnostic, maintenance and theft tracking, power grid, oil pipeline or other infrastructure management, or marine tracking applications.

Sanswire Chairman Michael K. Clark stated “The acquisition of GTC not only would provide Sanswire with revenue and cash flow streams, but would allow the combined entity to pursue new opportunities for product diversification and expansion.  Moreover, the integration of GTC’s products with the Company’s UAVs could provide aerial ground station capabilities in remote areas or areas with unreliable coverage or could act as an aerial satellite replacement capable of providing an entire telecommunications platform in areas struck by natural disasters or countries lacking infrastructure.  The GTC acquisition is intended to transform the Company into a provider of unique turn-key solutions encompassing ground, air and space based communications for customers requiring cost effective, innovative technology solutions.” Mr. Clark added “Space Florida’s financial commitment to Sanswire indicates its belief in the Company’s vision and any such financing would be used by the Company to consummate the GTC acquisition and grow its UAV and GTC’s operations in Florida.”

Sanswire CEO Glenn Estrella stated “GTC is currently working with the U.S. DoD and the Company would hope to leverage these relationships to secure contracts for our Argus UAV line of airships.  GTC and the Company also share working relationships with key technical partners and systems integrators which should allow for a streamlined design and commercialization process resulting in high quality integrated products and a swift time to market. We believe the synergies generated by a combined entity are very exciting and would contribute positively to our financial results for 2011.  The integration of our and GTC’s technology into a complete, turn-key solution should provide an attractive option for government and commercial customers seeking ISR, tracking and monitoring, and communications solutions,” Mr. Estrella concluded.

“We believe that companies like Sanswire have significant potential in Florida’s increasingly diverse aerospace marketplace,” said Space Florida President Frank DiBello. “We are pleased to see them making continued progress on their business case.”

The Space Florida financing commitment of up to $1.5 million is contingent on a number of conditions, including approval from the Space Florida Board of Directors, completion of adequate due diligence, financial market conditions, no material adverse change in the Company’s business or financial condition, and potential applicable approvals and consents.  In addition, Space Florida’s financing is dependent on, and would be a match to, any equity or debt financing secured by the Company from third parties.

Space Florida is an independent special district of the State of Florida, created by Chapter 331, Part II, Florida Statutes, for the purposes of fostering the growth and development of a sustainable and world-leading space industry in Florida. As the State of Florida’s aerospace economic development agency, Space Florida fosters bold economic development activities to expand and diversify domestic and international opportunities that support talent development, enhance infrastructure and support governments and organizations in improving the state’s competitive business climate.  Space Florida does this by supporting, assisting, facilitating and/or consulting on space industry related needs.

About Sanswire Corp.

Sanswire Corp. (OTCBB: SNSR) designs, develops, markets and sells autonomous, lighter-than-air UAVs capable of carrying payloads that provide persistent security and/or wireless communications solutions at low, mid, and high altitudes.  Sanswire’s airships, when integrated with electronics systems and other high technology payloads, are designed for use by government-related and commercial entities that require real-time intelligence, surveillance and reconnaissance or communications support for military, homeland defense, border control, drug interdiction, natural disaster relief and maritime missions.  For more information regarding the Company, please visit www.sanswire.com, or view our reports and filings with the Securities and Exchange Commission on http://www.sec.gov.

About Global Telesat Corp.

GTC provides satellite airtime and tracking services to the U.S. government and defense industry end-users and resells airtime and equipment from leading satellite network providers such as Globalstar, Inmarsat, Iridium and Thuraya. GTC specializes in satellite tracking services using the Globalstar satellite network and owns a number of network infrastructure devices containing the signal processing technology that powers the Globalstar Simplex Data Service. GTC’s equipment is installed in ground stations across Africa, Asia, Australia, Europe and South America. For more information regarding GTC, please visit www.gtc-usa.com.

About Space Florida

Space Florida was created to strengthen Florida's position as the global leader in aerospace research, investment, exploration and commerce. As Florida's aerospace development organization, we are committed to attracting and expanding the next generation of space industry businesses. With its highly trained workforce, proven infrastructure and unparalleled record of achievement, Florida is the ideal location for aerospace businesses to thrive -- and Space Florida is the perfect partner to help them succeed. www.spaceflorida.gov

Forward-Looking Statements

Certain statements in this release constitute forward-looking statements.  These statements include the entire discussions relating to the acquisition of GTC and the consummation of the financing with Space Florida, including but not limited to, the Company’s ability to consummate the acquisition and/or financing transaction on a timely basis or at all, the synergies or benefits that may result from such an acquisition, the ability to integrate the products or operations of GTC, the ability to capitalize on commercial demand for satellite based tracking products, the ability of the combined entity to leverage relationships with DoD to attain contracts or increase revenues, whether an effective design and commercialization process that results in high quality products brought to market quickly will result from the combined entities’ shared relationships, the dilution that may result from the acquisition, the appointment of any independent directors to the Company’s Board, and the ability of the Company to raise any level of funding from either Space Florida or other third parties.  Forward-looking statements also include statements regarding the financial condition and results of operations of the Company, the capabilities and advantages of the Company's technology and products or any combined GTC/Company products or technologies, the ability of the Company to capitalize on market demand and grow the Company's business, the outcome of any testing of the Company's products, the Company's ability to successfully commercialize its airships, or execute its strategy and business plans, the effects of any changes in the Company’s operations, and the Company’s ability to enhance shareholder value. The words “goal,” “hope,” “forecast,” “project,” “intend,” “expect,” “should,” “would,” and similar expressions and all statements, which are not historical facts, are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, any of which could cause the Company to not be able to consummate the acquisition or financing transactions or achieve some or all of its goals, or cause the Company's previously reported actual results or performance (financial or operating) to change or differ from future results, performance (financial or operating) or achievements, including those expressed or implied by such forward-looking statements. The Company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this press release.

Contact:	Sanswire Corp.
321-452-3545

Barbara Johnson
investors@sanswire.com